                     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                    ---------------------------------------------
                    ---------------------------------------------

                               SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                  [ ] Confidential, for Use of
                                                 the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             U.S. OFFICE PRODUCTS COMPANY
- --------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

                                         Same
- --------------------------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No Fee Required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

    1)  Title of each class of securities to which transaction applies:
    -------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:
    -------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    -------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:
    -------------------------------------------------------------------

    5)  Total fee paid:
    -------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:
    -------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount Previously Paid:
        $
        ---------------------------------------------------------------

    2)  Form, Schedule or Registration Statement no.:
        ---------------------------------------------------------------

    3)  Filing Party:
        ---------------------------------------------------------------

    4)  Date Filed:
        ---------------------------------------------------------------

                                     [LOGO]

                       1025 Thomas Jefferson Street, N.W.
                                 Suite 600 East
                             Washington, D.C. 20007
                                 (202) 339-6700

                                                               September 8, 1997

To the Stockholders of U.S. Office Products Company:

    The Annual Meeting of Stockholders of U.S. Office Products Company (the "Company") will be held on Tuesday, October 7, 1997, at 10:00 a.m. in the Ballroom of the Willard Intercontinental Hotel located at 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20005.

    Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. You will note that the business scheduled for the Annual Meeting is the election of Directors, the approval of the U.S. Office Products Company Section 162(m) Bonus Plan and the ratification of the selection of Price Waterhouse LLP as the independent accountants of the Company for the 1998 fiscal year.

    Please sign, date and promptly return the enclosed proxy card in the enclosed prepaid return envelope. Your shares will be voted at the Annual Meeting in accordance with your proxy.

    On behalf of the Board of Directors and employees of the Company, I cordially invite all stockholders to attend the Annual Meeting. If you plan to attend the meeting, please mark the box where indicated on the enclosed proxy card.

                                          Sincerely,

                                          Jonathan J. Ledecky
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                  Please Sign, Date and Return Your Proxy Card

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 7, 1997

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of U.S. Office Products Company, a Delaware corporation (the "Company"), will be held in the Ballroom of the Willard Intercontinental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20005, at 10:00 a.m. on Tuesday, October 7, 1997, for the following purposes:

    1. To elect 10 directors of the Company to hold office until the next succeeding annual meeting of stockholders after their election and until their respective successors shall have been elected and qualified.

    2. To consider and act upon a proposal by the Board of Directors of the Company to adopt the U.S. Office Products Company Section 162(m) Bonus Plan.

    3. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants to audit the Company's consolidated financial statements for the year ending April 25, 1998.

    4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

    The close of business on August 29, 1997 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. All holders of record of common stock of the Company at that date are entitled to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Mark D. Director
                                          Secretary

Washington, D.C.
September 8, 1997

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                     [LOGO]
                       1025 Thomas Jefferson Street, N.W.
                                 Suite 600 East
                             Washington, D.C. 20007
                                 (202) 339-6700

                                                               September 8, 1997

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Office Products Company (the "Company") for the Annual Meeting of Stockholders of the Company to be held on October 7, 1997. Stockholders of record at the close of business on August 29, 1997 (the "Record Date") will be entitled to vote at the meeting and will receive a copy of this Proxy Statement, which furnishes information relating to the business to be transacted at the meeting. On the Record Date, there were issued and outstanding 73,275,512 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), and no shares of the Company's preferred stock, par value $.001 per share (the "Preferred Stock"). There are no other outstanding classes of voting securities of the Company. Each holder of a share of Common Stock is entitled to one (1) vote per share on each matter presented at the meeting. This Proxy Statement and the enclosed proxy card are being mailed to stockholders entitled to vote at the Annual Meeting on or about September 9, 1997.

    A proxy is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING ENVELOPE, which requires no postage if mailed in the United States.

    If no instructions are specified on the proxy, shares represented thereby will be voted:

    (i) for the election of the 10 nominees for directors of the Company listed herein;

    (ii) in favor of the adoption of the U.S. Office Products Company Section 162(m) Bonus Plan (the "Bonus Plan"); and

    (iii) in favor of the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending April 25, 1998.

    Any stockholder who has given a proxy may revoke the proxy by executing a proxy bearing a later date or by delivering written notice of revocation of the proxy to the Secretary of the Company at the Company's executive offices at any time prior to the meeting or any postponement or adjournment thereof. Prior to exercise thereof with respect to any matter submitted to a vote of the stockholders, any stockholder who attends in person the Annual Meeting or any postponement or adjournment thereof may revoke any proxy previously given and vote by ballot.

    The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner described above.

    The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting is necessary for the election of a nominee as a director of the Company. The approval of all other matters will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxies at the Annual Meeting and entitled to vote on the subject matter. Cumulative voting for the election of directors is not permitted. Shares represented by proxies that are marked "WITHHELD" with regard to the election of directors will be excluded entirely from the vote and will have no effect. Abstentions will be treated as shares present and entitled to vote. Accordingly, any shares that are present at the Annual Meeting for quorum purposes, which are not voted for a particular nominee for director, will not prevent the election of such nominee if other stockholders vote for such nominee; an abstention on any other proposal, however, will operate as a vote "against" such proposal. Brokers who hold shares in street name for beneficial owners have the authority to vote on the business scheduled for the Annual Meeting if the brokers do not receive voting instructions from such beneficial owners.

    The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. The Company has engaged MacKenzie Partners, Inc., to assist in the distribution of proxy materials and the solicitation of proxies at a cost of approximately $6,500 plus out-of-pocket expenses. In addition, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

    The Company's Annual Report to Stockholders for the fiscal year ended April 26, 1997, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    At the 1996 Annual Meeting of Stockholders, the Company's stockholders elected 13 directors. During the Company's 1997 fiscal year, three of the directors resigned, one director determined not to stand for re-election at this Annual Meeting, and one new director was appointed by the Board of Directors. Pursuant to its authority to adjust the number of directors of the Company, the Board of Directors fixed the number of directors of the Company at 11, effective as of August 4, 1997, with such number of directors being reduced to 10 effective as of the date of the Annual Meeting. The Board of Directors has nominated the 10 persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. Each of the 10 nominees is presently a member of the Board of Directors of the Company and has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy will vote all valid proxies for the election of such substitute nominee or nominees; (ii) allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located; or (iii) by resolution, provide for fewer directors. Proxies for this Annual Meeting may not be voted FOR more than 10 nominees.

NOMINEES FOR ELECTION AT THIS ANNUAL MEETING

JONATHAN J. LEDECKY......................  Mr. Ledecky founded the Company in October 1994
AGE 39                                     and has served since then as its Chairman and
                                           Chief Executive Officer. Prior to founding the
                                           Company, Mr. Ledecky served from 1989 to 1991 as
                                           the President of The Legacy Fund, Inc., and from
                                           1991 to September 1994 as President and Chief
                                           Executive Officer of Legacy Dealer Capital Fund,
                                           Inc., a wholly owned subsidiary of Steelcase
                                           Inc. ("Steelcase"), the nation's largest
                                           manufacturer of office furniture products. While
                                           at Legacy Dealer Capital Fund, Inc., Mr. Ledecky
                                           was responsible for providing corporate advisory
                                           services for Steelcase's network of office
                                           products distributors. In addition, Mr. Ledecky
                                           has served as a director of, or corporate
                                           advisor and/or consultant to, several office
                                           products companies. Prior to his tenure at The
                                           Legacy Fund, Inc., Mr. Ledecky was a partner at
                                           Adler and Company and a Senior Vice President at
                                           Allied Capital Corporation, a publicly traded
                                           investment management company. Mr. Ledecky
                                           serves as a director of publicly traded MLC
                                           Holdings, Inc. Mr. Ledecky is a graduate of
                                           Harvard College and Harvard Business School.

TIMOTHY J. FLYNN.........................  Mr. Flynn has served as Vice Chairman of the
AGE 43                                     Company since June 9, 1997. From February 1995
                                           through June 8, 1997, Mr. Flynn served as a
                                           Director and the President and Chief Operating
                                           Officer of the Company. Mr. Flynn held a variety
                                           of positions at Andrews Office Supply and
                                           Equipment Company ("Andrews"), a subsidiary of
                                           the Company, including President, Executive Vice
                                           President and Chief Operating Officer, between
                                           1987 and 1996.

                                           Mr. Flynn joined Andrews in 1986 after being
                                           employed for 10 years in the commercial sales
                                           division of M.S. Ginn and Company, an office
                                           products supplier in Washington, D.C. Mr. Flynn
                                           is a former member of the board of directors of
                                           the National Purchasing Association ("NPA"), an
                                           association of office products companies, and
                                           the former Vice Chairman of the Commercial
                                           Dealer Division of the Business Products
                                           International Association (formerly known as the
                                           National Office Products Association). Mr. Flynn
                                           received his undergraduate degree and a Masters
                                           in Administration from the University of
                                           Maryland.

THOMAS I. MORGAN.........................  Mr. Morgan has served as Chief Operating Officer
AGE 43                                     since June 9, 1997 and as a director since
                                           February 28, 1997. From February 1997 until June
                                           8, 1997, he was the President of the Company's
                                           North American Office Products Group. Mr. Morgan
                                           had been the Executive Vice President of the
                                           S.P. Richards Company, the second largest office
                                           products wholesaler in the United States and a
                                           division of publicly traded Genuine Parts
                                           Company. Mr. Morgan had spent the last 21 years
                                           with Genuine Parts Company, including the last
                                           11 years in various positions in S.P. Richards,
                                           where he was responsible for operations, sales
                                           and marketing efforts. He is a graduate of the
                                           University of Tennessee, with a degree in
                                           business administration.

JACK L. BECKER, JR.......................  Mr. Becker has been a director of the Company
AGE 47                                     since February 1995, and the President of
                                           Dameron-Pierson Company, Limited
                                           ("Dameron-Pierson"), a wholly owned subsidiary
                                           of the Company, since 1992. From 1989 to April
                                           1992, Mr. Becker was Executive Vice President of
                                           Dameron-Pierson with responsibility for sales
                                           and office furniture operations. He is a former
                                           member of the board of directors of NPA and a
                                           member of the dealer councils of Office
                                           Furniture USA, Krueger International and All
                                           Steel, Inc., each of which is an office products
                                           trade organization. Mr. Becker received a
                                           bachelor's degree in management from the
                                           University of New Orleans.

DAVID C. GEZON...........................  Mr. Gezon has been a director of the Company
AGE 45                                     since July 1995, and he is the President of the
                                           C.W. Mills Acquisition Corp. ("C.W. Mills"), a
                                           wholly owned subsidiary of the Company. Mr.
                                           Gezon has worked for C.W. Mills since 1970 and
                                           has served as its President since 1988. Mr.
                                           Gezon received an undergraduate degree from
                                           Calvin College and an M.B.A. from Western
                                           Michigan University.

MILTON H. KUYERS.........................  Mr. Kuyers has been a director of the Company
AGE 60                                     since April 1995. He is a part owner and
                                           executive officer of a

                                           number of privately held companies, including:
                                           Zero Zone, Inc., a manufacturer of commercial
                                           refrigeration units; Desert Air Corp., a
                                           manufacturer of commercial dehumidification
                                           equipment; Northwest Coatings, Inc., a
                                           manufacturer of coating products; Grayline,
                                           Inc., a manufacturer of tubing used in the
                                           appliance and electrical industries; Digicorp
                                           Inc., a distributor of business telephone
                                           systems and cellular telephones; and Faustel,
                                           Inc., a manufacturer of custom coating
                                           equipment. Prior to 1993, Mr. Kuyers served as
                                           the President of Star Sprinkler Corp., a
                                           manufacturer of sprinkler heads for fire
                                           protection systems. Mr. Kuyers previously served
                                           on the board of directors of Medical Advances,
                                           Inc., a manufacturer of parts for medical
                                           diagnostic applications, until its sale in March
                                           1997. Prior to its acquisition by the Company,
                                           Mr. Kuyers also served as a director of The H.H.
                                           West Company, a wholly owned subsidiary of the
                                           Company ("H.H. West Company"). Mr. Kuyers holds
                                           an undergraduate degree in business
                                           administration and an M.B.A. from the University
                                           of Michigan.

ALLON H. LEFEVER.........................  Mr. Lefever has served as a director of the
AGE 50                                     Company since February 1995. He has been Vice
                                           President of the Affiliated Companies for High
                                           Industries, Inc., since April 1988. From 1988
                                           until its acquisition by the Company, Mr.
                                           Lefever served as the Chairman of the Board and
                                           Chief Executive Officer of The Office Works,
                                           Inc., and he currently serves on the boards of
                                           directors of several private companies. In
                                           addition, he is a director of Red Rose SuperNet
                                           and Goodville Insurance Co. and serves on the
                                           Business Advisory Board of Millersville State
                                           University. Mr. Lefever received his
                                           undergraduate degree from Millersville State
                                           University and a Masters in Economics from
                                           Pennsylvania State University.

EDWARD J. MATHIAS........................  Mr. Mathias has been a director of the Company
AGE 55                                     since February 1995. Currently, Mr. Mathias is a
                                           Managing Director of The Carlyle Group, a
                                           merchant bank based in Washington, D.C. From
                                           1971 through 1993, Mr. Mathias was employed by
                                           T. Rowe Price Associates, Inc., a major
                                           investment management organization, most
                                           recently as a Managing Director. Mr. Mathias
                                           presently serves on the boards of directors of
                                           Sirrom Capital Corporation, Pathogenesis and The
                                           Fortress Group, Inc. as well as on the boards of
                                           directors of several private companies. Mr.
                                           Mathias holds an undergraduate degree from The
                                           University of Pennsylvania and an M.B.A. from
                                           Harvard Business School.

CLIFTON B. PHILLIPS......................  Mr. Phillips has served as a director of the
AGE 38                                     Company since August 1995. Mr. Phillips has
                                           served as Chairman of Mills Morris Business
                                           Products, Inc. ("Mills Morris") from June 1996
                                           to the present. Previously, he served as
                                           President of Mills Morris from 1993 to May 1996.
                                           For more than four years prior to becoming
                                           president of Mills Morris, Mr. Phillips held a
                                           variety of positions with Mills Morris,
                                           including President of Mills Morris Business
                                           Interiors and General Manager of Arrow Business
                                           Products. Mr. Phillips received his
                                           undergraduate degree from Columbia University
                                           and an M.B.A. from the University of
                                           Pennsylvania.

JOHN A. QUELCH...........................  Dr. Quelch has served as a director of the
AGE 46                                     Company since February 1995. Dr. Quelch is the
                                           Sebastian S. Kresge Professor of Marketing at
                                           the Harvard Business School, and he is the
                                           author of 12 books on marketing and is widely
                                           published in leading American business
                                           publications. Dr. Quelch serves on the board of
                                           directors of WPP Group plc, a marketing services
                                           company that includes Ogilvy & Mather, J. Walter
                                           Thompson and Hill & Knowlton. He is a national
                                           public director of the Council of Better
                                           Business Bureaus, Inc. Dr. Quelch received an
                                           undergraduate degree from Oxford University in
                                           England, an M.B.A. from the University of
                                           Pennsylvania, and M.S. and Doctor of Business
                                           Administration degrees from Harvard University.

VOTE REQUIRED FOR APPROVAL

    The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting is necessary for the election of a nominee as a director of the Company. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the 10 persons nominated to serve as directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE 10 PERSONS NOMINATED TO SERVE AS DIRECTORS.

BOARD ORGANIZATION AND MEETINGS

    During the Company's fiscal year ended April 26, 1997, the Board of Directors held four meetings and acted more than ten times by unanimous consent. No member of the Board of Directors attended fewer than 75% of the total number of meetings of the Board of Directors and all committees of the Board on which he served.

    The Board of Directors has the following committees:

    EXECUTIVE COMMITTEE. The Executive Committee consists of Jonathan J. Ledecky, Timothy J. Flynn, Edward J. Mathias and Clifton B. Phillips. The Executive Committee has the authority to exercise the powers of the Board of Directors between the meetings of the Board, including the authority to issue shares and such other authority as is delegated to it from time to time by the full Board of Directors. During the 1997 fiscal year, the Executive Committee met 5 times and acted more than 10 times by unanimous consent.

    AUDIT COMMITTEE. The Audit Committee consists of Allon H. Lefever, John A. Quelch and Milton H. Kuyers. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations; (iii) approves major accounting policies or changes thereto; and (iv) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls. In carrying out the foregoing functions, the Audit Committee consults with the Company's internal audit staff, including the Corporate Controller. During the 1997 fiscal year, the Audit Committee met 3 times.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Edward J. Mathias and John A. Quelch. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all executive officers and certain other management personnel. This committee also administers the U.S. Office Products Company Amended and Restated 1994 Long-Term Incentive Compensation Plan (the "Incentive Plan") and the U.S. Office Products Company Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"). If the proposed U.S. Office Products Company Section 162(m) Bonus Plan (the "Bonus Plan") is adopted by the stockholders, it will be administered by the Compensation Committee. During the 1997 fiscal year, the Compensation Committee held 3 meetings and acted more than 60 times by unanimous consent.

DIRECTORS' REMUNERATION

    Non-employee directors of the Company receive an annual retainer of $25,000 and are reimbursed for all expenses relating to attendance at meetings. During the fiscal year ended April 26, 1997, fees for all directors aggregated $100,000. In addition, each non-employee director who agreed to serve as such prior to the consummation of the Company's initial public offering of Common Stock in February 1995 (Messrs. Lefever, Mathias and Quelch) received options to acquire 15,000 shares of Common Stock, exercisable in three equal installments, commencing on the date of the grant and on each anniversary thereof, at an exercise price per share of $8.00. Under the U.S. Office Products Company 1996 Non-Employee Directors' Stock Plan, non-employee directors receive options to acquire 21,000 shares of Common Stock upon their initial election as a member of the Board of Directors and thereafter receive annually options to acquire 6,000 shares in each year they are re-elected. In connection with the adoption of the Directors' Plan at the Company's 1996 Annual Meeting, each of the four non-employee directors who served as directors during the 1996 fiscal year received, upon their re-election, options for 21,000 shares of Common Stock and, for the 1997 fiscal year, received options for 6,000 shares of Common Stock. In addition, pursuant to the Directors' Plan, non-employee directors are entitled to have their directors' fees paid in the form of shares of the Company's Common Stock or "deferred" shares of the Company's Common Stock. Two directors, Mr. Lefever and Dr. Quelch, made elections to have their 1997 directors' fee paid in the form of deferred shares. Directors who are employees of the Company do not receive additional compensation for serving as directors. No non-employee member of the Board of Directors was paid compensation during the 1997 fiscal year for his service as a director of the Company other than pursuant to the standard compensation arrangement described above.

                                STOCK OWNERSHIP

    The following table sets forth, as of August 15, 1997, information with respect to the beneficial ownership of the Company's Common Stock by (i) each director and nominee as director, (ii) each executive officer and former executive officer named in the Summary Compensation Table, (iii) the current executive officers and directors as a group, and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of the Common Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

NAME AND ADDRESS OF BENEFICIAL OWNER                                                            NUMBER      PERCENT
- --------------------------------------------------------------------------------------------  ----------  -----------
EXECUTIVE OFFICERS AND DIRECTORS
Jonathan J. Ledecky(1)......................................................................   1,980,804     2.7%
Clifton B. Phillips(2)(3)...................................................................   1,227,857     1.7%
Timothy J. Flynn(3)(4)......................................................................     600,626       *
Michael J. Barnell(3)(5)....................................................................     350,269       *
Edward J. Mathias(3)(6).....................................................................     223,250       *
David C. Copenhaver(3)(7)...................................................................     213,323       *
Martin S. Pinson(8).........................................................................      67,051       *
David C. Gezon(3)(9)........................................................................     119,443       *
Milton H. Kuyers(3)(10).....................................................................     113,521       *
Donald H. Platt(11).........................................................................     125,024       *
Allon H. Lefever(3)(12).....................................................................      58,200       *
Jack L. Becker, Jr.(3)(13)..................................................................      44,923       *
Mark D. Director(14)........................................................................      44,290       *
John A. Quelch(15)..........................................................................      42,000       *
Thomas I. Morgan(16)........................................................................         400       *
All current executive officers and directors as a group.....................................   5,143,930     7.0%

5% STOCKHOLDERS
Pilgrim Baxter & Associates(17).............................................................   4,128,000     5.6%
  1255 Drummers Lane, Suite 300
  Wayne, PA 19087-1950
FMR Corp.(18)...............................................................................   3,983,470     5.4%
  82 Devonshire Street
  Boston, MA 02109

- ------------------------

*   Less than 1%.

 (1) Includes 362,500 shares which may be acquired upon the exercise of options which are exercisable currently or exercisable within 60 days.

 (2) Includes 200,000 shares held in two grantor retained annuity trusts.

 (3) These persons were stockholders, executive officers, directors or employees of entities acquired by, or combined into, the Company.

 (4) Includes 156,250 shares which may be acquired upon the exercise of options which are exercisable within 60 days and 27,500 shares held by a private foundation.

 (5) Includes 161,747 shares held indirectly by the Michael J. Barnell Trust of which Mr. Barnell is trustee and beneficiary, 102,213 shares held indirectly by MVB Investments, L.P., of which the Michael J. Barnell Trust is the general partner and a limited partner and 86,032 shares owned by Mr. Barnell's wife. Mr. Barnell was appointed President of the North American Office Products Group effective August 1, 1997.

 (6) Incudes 42,000 shares which may be acquired upon the exercise of options which currently are exercisable and 50,000 shares owned by Mr. Mathias' wife.

 (7) Includes 53,163 shares held in a trust in which Mr. Copenhaver has a 50% beneficial interest and of which Mr. Copenhaver is a co-trustee and 2,500 shares which may be acquired upon the exercise of options which are exercisable within 60 days. Mr. Copenhaver is not standing for re-election as a director of the Company.

 (8) Includes 60,000 shares owned by the Pinson and Associate Profit Sharing Plan of which Mr. Pinson is the trustee and beneficiary and 6,250 shares which may be acquired upon the exercise of options which currently are exercisable. Mr. Pinson resigned from his position with the Company after the end of its 1997 fiscal year.

 (9) Includes 4,000 shares which may be acquired upon the exercise of options which currently are exercisable and, 1,500 shares owned by Mr. Gezon's children.

(10) Includes 27,000 shares which may be acquired upon the exercise of options which currently are exercisable and 86,251 shares held by the Kuyers 1996 Joint Revocable Trust in which Mr. Kuyers serves as a trustee.

(11) Includes 123,350 shares which may be acquired upon the exercise of options which are exercisable within 60 days.

(12) Includes 42,000 shares which may be acquired upon the exercise of options which currently are exercisable.

(13) Includes 39,525 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days.

(14) Includes 43,750 shares which may be acquired upon the exercise of options which are exercisable within 60 days.

(15) Includes 42,000 shares which may be acquired upon the exercise of options which currently are exercisable.

(16) Includes 200 shares owned by Mr. Morgan's wife.

(17) Pilgrim Baxter & Associates ("Pilgrim Baxter") disclosed in a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") that, as of December 31, 1996, it had sole investment power and shared voting power with respect to the 4,128,000 shares reported herein. Pilgrim Baxter also filed a Form 13F with the SEC reporting that, as of March 31, 1997, it had sole investment discretion and shared voting authority with respect to 3,685,100 shares of Common Stock.

(18) FMR Corp. disclosed in a Schedule 13G filed with the SEC that, as of December 31, 1996, it and certain affiliated persons had sole dispositive power and no voting power with respect to the 3,983,470 shares reported herein. FMR Corp. also filed a Form 13F with the SEC reporting that, as of March 31, 1997, it had shared investment discretion and no voting authority with respect to 7,895,500 shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides, for the periods indicated, certain summary information concerning the cash and non-cash compensation earned by or awarded to (i) the Company's Chief Executive Officer, and (ii) each of the Company's other executive officers during or at the end of the Company's 1997 fiscal year (collectively, the "named executive officers"). The Company was organized in October 1994 and did not conduct any operations prior to February 1995.

                                                                                                LONG-TERM
                                                      ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                       --------------------------------------------------  --------------------
                                                                                OTHER           SECURITIES
                                                                               ANNUAL           UNDERLYING         ALL OTHER
                                         FISCAL       SALARY      BONUS     COMPENSATION         OPTIONS/        COMPENSATION
NAME AND PRINCIPAL POSITION (1)           YEAR         (2)         (3)           (4)           SARS (#) (5)           (6)
- -------------------------------------  -----------  ----------  ----------  -------------  --------------------  -------------
Jonathan J. Ledecky..................        1997   $  950,000      --           --                500,000         $  10,256
  Chief Executive Officer                    1996      250,000      --           --                500,000            --
  and Chairman of the Board                  1995      145,833      --           --                100,000            --

Timothy J. Flynn.....................        1997      300,000      --           --                 75,000            18,409
  President and Chief                        1996      250,000  $   75,000       --                310,000            15,256
  Operating Officer                          1995       45,912      --           --                 25,000            15,390

Thomas I. Morgan.....................        1997      101,000      37,500    $  36,500            250,000            --
  President--North American
  Office Products Division

Donald H. Platt......................        1997      200,000     100,000       --                 75,000             3,394
  Senior Vice President--Chief               1996      150,000     125,000       45,300            250,000            --
  Financial Officer

Mark D. Director.....................        1997      200,000     100,000       --                 75,000            --
  Executive Vice President,                  1996       38,061      75,000       --                100,000            --
  General Counsel and
  Secretary

Martin S. Pinson.....................        1997      175,000      --           --                 25,000             1,720
  Executive Vice President                   1996      150,000      50,000       --                100,000            --
                                             1995       57,757      --           --                 25,000            --

- ------------------------

(1) The positions of Messrs. Flynn, Morgan and Director changed after the end of the Company's 1997 fiscal year. Mr. Flynn now serves as the Vice Chairman of the Board; Mr. Morgan now serves as the Chief Operating Officer of the Company; and Mr. Director now serves as the Chief Administrative Officer, General Counsel and Secretary of the Company. Mr. Pinson resigned from his position after the end of the 1997 fiscal year.

(2) The salary for Mr. Morgan for fiscal 1997 represents less than one full year's compensation, as he commenced employment with the Company during fiscal 1997. The salary for Mr. Director for fiscal 1996 represents less than one full year's compensation, as he commenced employment with the Company during fiscal 1996. Each salary shown for fiscal 1995 represents less than one full year's compensation. No compensation was paid to any named executive officer prior to February 23, 1995, the date that the Company commenced operations. With respect to Messrs. Ledecky and Pinson, the salary amounts for 1995 include $99,921 and $30,000, respectively, for services rendered prior to the commencement of operations by the Company.

(3) In addition to the cash bonuses paid related to fiscal 1996, the Company granted options in fiscal 1997 as bonuses for fiscal 1996 to Messrs. Flynn, Platt, Director and Pinson to purchase 75,000, 75,000, 75,000 and 25,000 shares of Common Stock, respectively, at an exercise price of $38.00 per share. The amount of $37,500 reflects an accrual of the pro rata portion of a bonus payable to Mr. Morgan no later than 12 months after the date of his employment. See "--Employment Agreements."

(4) Includes $36,500 of moving related expenses for Mr. Morgan during fiscal 1997 and $45,300 in moving and automobile related expenses for Mr. Platt in fiscal 1996.

(5) Represents options granted during fiscal years 1997, 1996 and 1995 with respect to the stated number of shares of Common Stock.

(6) For Mr. Ledecky, this amount represents matching contributions under the Company's 401(k) Retirement Plan in the amount of $2,170 and the payment of executive disability insurance premiums in the amount of $8,086; for Mr. Flynn, the 1997 amount represents matching contributions under the Company's 401(k) Retirement Plan in the amount of $1,001, the payment of executive disability insurance premiums in the amount of $2,295 and the payment of split-dollar life insurance premiums in the amount of $15,113; for Mr. Platt, this amount represents matching contributions under the Company's 401(k) Retirement Plan in the amount of $1,740 and the payment of executive disability insurance premiums in the amount of $1,654; and for Mr. Pinson, this amount represents the payment of executive disability insurance premiums in the amount of $1,720.

EMPLOYMENT AGREEMENTS

    Each named executive officer has entered into an employment agreement with the Company. The employment agreements (the "Employment Agreements") for Jonathan J. Ledecky, Timothy J. Flynn, Donald H. Platt, Martin S. Pinson (who resigned from the Company after the end of fiscal year 1997) and Mark D. Director (the "Specific Officers") include substantially the same terms (except for minimum base salary amounts) and are described below. Thomas I. Morgan's employment agreement is described separately below.

    Pursuant to the Employment Agreements, the Specific Officers receive an annual base salary of no less than the following amounts: Jonathan J. Ledecky, $250,000; Timothy J. Flynn, $250,000; Thomas I. Morgan, $450,000; Donald H. Platt, $150,000; Mark D. Director, $150,000; and Martin S. Pinson, $150,000. Base salaries are reviewed and subject to upward adjustment by the Compensation Committee of the Board of Directors on an annual basis. The base salaries of the Specific Officers for the Company's last three fiscal years are set forth under the heading "--Summary Compensation Table." In addition, each Specific Officer is eligible to earn additional year-end bonus compensation in an amount equal to up to 100% of such employee's base salary, payable out of a bonus pool determined by the Compensation Committee of the Board of Directors. Bonuses are determined by measuring such officer's performance and the Company's overall performance against target performance levels, typically based on the following criteria: (i) the Company's overall profit; (ii) the Company's internal revenue growth; and (iii) the Company's revenue growth due to acquisitions. Each Employment Agreement is for an initial term of four years and is automatically renewable at the end of the second year and each succeeding year for an additional year, such that the remaining terms of such agreements are at all times more than two years, unless terminated or not renewed by the Company or the employee.

    Each of the Employment Agreements provides that, in the event of a termination of employment by the Company without cause, the Specific Officer shall be entitled to receive from the Company such employee's then current salary for whatever period is remaining under the term of the agreement. In the event of a change in control of the Company (involving a change in the ownership of a majority of the voting stock of the Company; a change in the majority of the Board of Directors without approval of the current Board; a merger, consolidation, recapitalization, reorganization or reverse stock split in which the stockholders of the Company prior to such transaction do not continue to own at least 75% of the stock of the Company following such transaction; or the approval by the stockholders of a plan of complete liquidation or disposition of more than 50% of the Company's assets), each Employment Agreement permits the employee to elect to terminate his employment, entitling him to receive his base salary at the rate then in effect for the remaining term of the agreement or two years, whichever is greater.

    Each Employment Agreement contains a covenant not to compete with the Company for a period equal to the longer of: (i) two years immediately following the termination of employment; or (ii) in the case of a termination without cause pursuant to which such employee is entitled to continue to receive his base salary, for so long as the Company continues to pay such salary. Applicable law may reduce the scope of the covenant not to compete. In the event that the term of any such covenant is reduced in accordance with applicable law, the compensation to which the Specific Officer is entitled shall be paid to the employee only for such reduced period of time as the employee is so prohibited from competing or is not so competing.

    Mr. Morgan's employment agreement provides for a base salary of $450,000, which is reviewed and subject to upward adjustment by the Compensation Committee of the Board of Directors on an annual basis. Mr. Morgan is entitled to a bonus under the same terms as the Specific Officers, except that his employment agreement guarantees the payment of an incentive bonus in an amount equal to no less than $150,000 to be paid no later than the end of the first 12 months after the date of his employment. In addition, Mr. Morgan's employment agreement provides for the grant of an option for 250,000 shares of Common Stock to Mr. Morgan, which grant was made under the Incentive Plan on February 3, 1997. Mr. Morgan's employment agreement is for an initial term of two years and is automatically renewable for additional, successive one-year terms, unless terminated or not renewed by the Company or Mr. Morgan. In the event of a termination of employment by the Company without cause, Mr. Morgan is entitled to receive his base salary for the longer of one year from the date of termination or whatever period is remaining under the employment agreement. Pursuant to his employment agreement, Mr. Morgan is subject to the same covenant not to compete as is included in the Employment Agreements.

OPTION GRANTS IN FISCAL 1997

    The following tables set forth certain information concerning the grant and exercise of options to purchase Common Stock of the Company during the last completed fiscal year to each of the named executive officers.

                                                                                                   POTENTIAL REALIZABLE VALUE
                                     NUMBER OF     PERCENT OF                                      AT ASSUMED ANNUAL RATES OF
                                    SECURITIES    TOTAL OPTIONS                                           STOCK PRICE
                                    UNDERLYING     GRANTED TO                                   APPRECIATION FOR OPTION TERM (2)
                                      OPTIONS     EMPLOYEES IN     EXERCISE    EXPIRATION   ----------------------------------------
NAME                                GRANTED (1)    FISCAL YEAR       PRICE        DATE         0%           5%             10%
- ----------------------------------  -----------  ---------------  -----------  -----------  ---------  -------------  --------------
Jonathan J. Ledecky...............     500,000           11.1%     $   25.38    3/6/2006    $  --      $   7,979,101  $   20,220,607
Timothy J. Flynn..................      75,000            1.7%     $   38.00    6/3/2006       --          1,792,350       4,542,166
Thomas I. Morgan..................     250,000            5.6%     $   33.13    2/3/2007       --          5,208,034      13,198,180
Donald H. Platt...................      75,000            1.7%     $   38.00    6/3/2006       --          1,792,350       4,542,166
Mark D. Director..................      75,000            1.7%     $   38.00    6/3/2006       --          1,792,350       4,542,166
Martin S. Pinson..................      25,000            0.6%     $   38.00    6/3/2006       --            597,450       1,514,055
All Optionees.....................   4,486,110          100.0%     $   30.62     Various       --         86,387,914     218,923,936

- ------------------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the Incentive Plan.

(2) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of zero percent (0%), five percent (5%) and ten percent (10%). These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders. A zero percent (0%) gain in stock price will result in a zero percent (0%) benefit to optionees.

     OPTION EXERCISES IN FISCAL 1997 AND VALUE OF OPTIONS AT APRIL 26, 1997

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                             OPTIONS HELD          IN-THE-MONEY (3) OPTIONS
                                        SHARES            VALUE         AT FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)(4)
                                      ACQUIRED ON        REALIZED     --------------------------  ---------------------------
NAME                               EXERCISE (#) (1)       ($)(2)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ---------------------------------  -----------------  --------------  -----------  -------------  ------------  -------------
Jonathan J. Ledecky..............              0                 0       175,000        925,000   $  1,298,438   $ 2,432,813
Timothy J. Flynn.................              0                 0        90,000        320,000        613,438     1,474,688
Thomas I. Morgan.................              0                 0        --            250,000        --            --
Donald H. Platt..................          1,650        $   32,950        60,850        262,500        392,750     1,228,219
Mark D. Director.................              0                 0        25,000        150,000        157,813       473,438
Martin S. Pinson.................              0                 0        37,500        112,500        350,781       686,719

- ------------------------

(1) Represents the number of shares with respect to which options were exercised.

(2) The value of exercised options represents the difference between the exercise price of such options and the closing market price of the Company's Common Stock on the date of exercise.

(3) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options.

(4) The value of unexercised options represents the difference between the exercise price of such options and $22.625, the closing market price of the Company's Common Stock on April 26, 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company's Board of Directors is composed of two independent, non-employee directors. The Compensation Committee reports as follows:

    GENERAL. The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for approving and reviewing with the Board of Directors the compensation of the Company's executive officers and certain other management personnel. This includes compensation awarded in the form of cash bonuses and equity-based incentives. The Committee administers the Company's stock benefit plans, including the Incentive Plan and the Executive Deferred Compensation Plan. The Committee will also administer the Bonus Plan (see Proposal 2 herein) if it is authorized by the stockholders at the Annual Meeting.

    The Committee believes that compensation must be competitive, as well as directly and materially linked to the Company's performance. In administering the Company's compensation program, the Committee's objectives include the following: attracting and retaining executive talent, motivating executives to maximize operating performance, measuring performance on both an individual and a Company-wide basis, reflecting the Company's success in meeting growth and profitability targets, and linking executive and stockholder interests through the grant of stock options and other equity-based compensation.

    The key components of the Company's executive compensation program consist of salary, annual incentive bonuses and stock options. The long-term compensation of the Company's executive officers consists primarily of stock options. The short-term compensation consists principally of base salary and a cash bonus. The Committee's policy with respect to each of these elements, including the basis of the compensation awarded to Mr. Ledecky, the Company's Chief Executive Officer ("CEO"), is discussed below.

    Since the Company's inception, the Committee has strived to balance the cash compensation needed to attract, motivate and retain executive talent with long-term incentives through the grant of stock options with multi-year vesting schedules. In the Committee's judgment, this approach tends to align the interests of management most closely with those of the Company's stockholders.

    BASE SALARY. The Committee significantly adjusted the base salary levels of the Company's executives for the 1997 fiscal year. These adjustments were based upon numerous factors, including the findings and recommendations of an independent compensation consultant, the significant growth and then-current size of the Company and the need to provide base salary levels comparable to those being offered by the Company's major competitors (including the peer group reflected in the Stock Performance Graph). In setting base salaries for new executive officers, the Committee took into account the background and qualifications of the new executives, the base salary levels of the Company's other executive officers and the salaries that the Company's competitors were paying to executives employed in comparable positions. The Committee also increased the base salary levels of certain executive officers for the 1988 fiscal year. The Committee made these additional adjustments taking into account the changing and expanded responsibilities of certain of the executive officers as well as its continued desire to reward certain executives for their significant contributions to the Company's continued growth and to respond to competitive pay practices.

    ANNUAL INCENTIVE BONUS. At the end of each fiscal year, the Committee decides whether to award incentive bonuses to executive officers, based on the Company's success in achieving its growth and profitability targets and recommendations made by the Company's CEO. In making decisions about incentive bonuses for other management personnel, the Committee considers the recommendations of the executive officers. Bonuses are determined by measuring an officer's performance and the Company's overall performance against target performance levels, typically based on (i) the executive's overall performance and contribution to the Company's growth and profitability; (ii) the Company's overall profit; (iii) the Company's internal revenue growth; and (iv) the Company's revenue growth due to acquisitions. In awarding cash incentive bonuses for the 1997 fiscal year, the Committee also took account of the fact that transfer restrictions imposed on the Company's executive officers by the pooling-of-interests accounting rules impose a particularly severe limit on the ability of the Company's executive officers to realize near-term benefits from equity-based awards, even after the vesting requirements of those awards have been met. The pooling-of-interests rules preclude the Company's executive officers from selling shares of the Company's Common Stock in more than DE MINIMIS amounts for a period beginning 30 days prior to completion of an acquisition to be accounted for under the pooling-of-interests method and ending when combined results of the Company and the acquired company for at least 30 days after the consummation of the acquisition have been published. During fiscal 1997, the Company completed 40 acquisitions accounted for under the pooling-of-interests method. Throughout its history, the Company has been involved in pooling transactions almost continuously, and it is the Committee's understanding that this is reasonably expected to continue into the future. As a result, the Company's executive officers have been (and are reasonably expected to continue to be) severely limited in the number of shares of Common Stock that they can sell in the near term upon the exercise of vested stock options.

    LONG-TERM INCENTIVE PLAN. Prior to the completion of the Company's initial public offering of its Common Stock in February 1995, the Company's Board of Directors and stockholders adopted the Incentive Plan to provide directors, officers and key employees and consultants with additional incentives by increasing their ownership interests in the Company and thereby focusing their efforts on the long-term goals of the Company and the maximization of the total return to stockholders.

    Under the Incentive Plan, the Committee can award (i) stock options, including incentive stock options, non-qualified stock options or both, which options may contain automatic reload features;

(ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grants, or SARs that are only exercisable in the event of a change in control of the Company or upon other events; (iii) performance awards, consisting of a right to receive cash in an amount determined with reference to the value of the Common Stock, a fixed dollar amount payable in cash, or a combination of both; (iv) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments; or (v) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock. Thus far, the Committee has granted only non-qualified stock options under the Incentive Plan.

    The Committee believes that aligning management's interests with those of the Company's stockholders is an important element of the Company's approach to executive compensation. Stock options align the interests of employees and stockholders by providing value to the executive through stock price appreciation only. The stock options granted during the 1997 fiscal year have ten-year terms and are exercisable at the fair market value of the Company's stock on the date of grant beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares granted. The Committee granted options to purchase 1,000,000 shares of Common Stock to executive officers for the 1997 fiscal year. During the 1997 fiscal year, the Committee granted a lower level of options to executive officers (other than the CEO) than it had during the 1996 fiscal year because of its view that the higher salaries paid during the 1997 fiscal year, the cash incentive bonuses paid for the 1997 fiscal year, and the cumulative option grants to the Company's executive officers during the 1996 and 1997 fiscal years appropriately achieved the Committee's objectives in rewarding and motivating the executive officers.

    Stock options have been, and will continue to be, awarded periodically at the discretion of the Compensation Committee, based upon recommendations of the Company's CEO. The size of such grants, in general, will be evaluated by regularly assessing competitive market practices, the recipient's position and level of responsibility within the Company and the Company's overall performance. Grants also will take into account the differential between the levels of cash compensation paid by the Company as compared to those of the Company's competitors.

    The Committee intends, to the extent possible, that options and other equity-based awards granted to executive officers under the Incentive Plan be deductible for federal tax purposes. Stock option awards granted under the Incentive Plan are deductible in accordance with Section 162(m) of the Internal Revenue Code.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Compensation Committee considered several factors in establishing the CEO's compensation package, including competitive pay practices, the CEO's level of stock ownership, his contributions toward achievement of strategic goals and the Company's overall financial and operating success and motivational factors. In determining Mr. Ledecky's base salary level for the 1997 fiscal year, the Committee concluded that a significant change to Mr. Ledecky's overall compensation was both appropriate and necessary, in light of a variety of factors, including, primarily, the extent to which Mr. Ledecky's compensation was significantly lower than that received by the chief executives of the Company's competitors and the critical role Mr. Ledecky plays in fostering rapid growth. An independent compensation consultant confirmed that Mr. Ledecky's overall compensation was substantially lower than the compensation that the Company's competitors pay to their chief executives. The Committee also took into account that Mr. Ledecky's leadership, background and skills had enabled (and continues to enable) the Company to pursue a very aggressive acquisition program without having to retain and pay substantial transaction fees to outside investment bankers or brokers.

    During the 1997 fiscal year, Mr. Ledecky's background, leadership and skills continued to contribute significantly to the Company's internal revenue growth, revenue growth due to acquisitions and increased profitability. Because the Committee believed that its previous adjustment to Mr. Ledecky's salary adequately reflected his contributions to the Company's growth and profitability, the Committee maintained Mr. Ledecky's base salary for the 1998 fiscal year at the level established for the 1997 fiscal year. The Committee also chose not to award Mr. Ledecky a cash bonus for the 1997 fiscal year in light of its judgment that Mr. Ledecky's total compensation package for that year was adequate.

    During the 1997 fiscal year, the Committee granted Mr. Ledecky an option for 500,000 shares to reflect Mr. Ledecky's contributions to the Company and the Committee's belief that such grant would be a significant motivational factor and would further solidify his long-term ties to the Company. The Committee believes that tying Mr. Ledecky's financial reward to the market price of the Company's stock best aligns Mr. Ledecky's interests with the interests of the Company's stockholders. Mr. Ledecky was not awarded stock options as a year-end bonus for the 1997 fiscal year because the Committee believed that the grants made during the year reflected Mr. Ledecky's contributions to the Company's growth, profitability and overall performance.

                                          COMPENSATION COMMITTEE:

                                            Edward J. Mathias
                                            John A. Quelch

STOCK PERFORMANCE GRAPH

    The following graph compares, from February 15, 1995, the date that the Company's Common Stock began trading on the Nasdaq Stock Market following its initial public offering, through the end of the Company's 1997 fiscal year, the percentage change in the Company's Common Stock to the cumulative total returns of the NASDAQ Composite Index and the Industry Comparables Index, a selected group of issuers consisting of the following office products companies: Boise Cascade Office Products Corp., BT Office Products International Inc., Corporate Express Inc., Office Depot Inc. and Staples Inc. The graph plots the growth in value of an initial $100 investment over the indicated time period, assuming the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          U.S. OFFICE
            NASDAQ         PRODUCTS        INDUSTRY COMPARABLES INDEX
2/15/95      $100.00              $100.00                      $100.00
               99.76               107.14                        93.69
              102.71               136.90                       101.19
4/28/95       106.08               120.24                        95.84
              109.20               104.76                       103.41
              117.32               114.29                       108.49
7/31/95       125.84               146.43                       120.85
              128.21               164.29                       124.93
              131.16               144.05                       129.57
10/31/95      130.22               163.10                       134.48
              133.13               159.52                       130.77
              132.24               216.67                       139.98
1/31/96       133.20               223.81                       140.61
              138.26               288.10                       159.58
              138.43               295.24                       168.92
4/30/96       149.63               342.86                       184.65
              156.28               361.90                       204.24
              148.94               400.00                       181.04
7/26/96       135.67               283.33                       140.48
              143.47               252.38                       145.87
              154.21               341.67                       153.47
10/26/96      153.66               280.95                       134.14
              162.46               295.24                       127.18
              162.27               325.00                       127.18
1/25/97       171.42               327.38                       147.33
              164.52               304.76                       134.73
              153.55               235.71                       107.04
4/25/97       151.99               215.48                       101.23

    The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The performance graph which appears above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed filed under either of such acts, except to the extent that the Company specifically incorporates this information by reference.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons holding more than 10% of the Company's outstanding Common Stock to file with the SEC initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Specific due dates for these reports have been established and the Company is required to report herein any failure to file by these dates in fiscal 1997. Donald H. Platt was late in reporting his acquisition of shares through the exercise of options issued to him under the Incentive Plan and related sale of shares on September 19, 1996. In addition, Clifton B. Phillips was late in reporting a gift of shares in December 1996.

                              CERTAIN TRANSACTIONS

    The Company leases office, warehouse and retail store space from two partnerships, a principal partner of which is Mr. Kuyers, a director of the Company. The Company believes that such leases are on terms not less favorable than would be obtainable in an arm's-length transaction from an unaffiliated third party. The amounts paid to these partnerships by The H.H. West Company for fiscal year 1997 was approximately $446,709, and, pursuant to the terms of the lease agreement, will increase by five percent (5%) for fiscal 1998.

    Mr. Phillips entered into an employment agreement with the Company on August 2, 1995, pursuant to which he is paid $24,000 per year for consulting services rendered to the Company in connection with acquisitions and the operations of Mills Morris.

                                   PROPOSAL 2
     APPROVAL OF THE U.S. OFFICE PRODUCTS COMPANY SECTION 162(M) BONUS PLAN

GENERAL

    At the Annual Meeting, Company stockholders will be asked to approve the adoption of the Bonus Plan. Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction in excess of $1 million for compensation to its chief executive officer and the four other most highly compensated executive officers, subject to several exceptions, including an exception for compensation paid under a stockholder-approved plan that is "performance-based" within the meaning of Section 162(m). The Bonus Plan will provide the Compensation Committee with the flexibility, as the Company grows and as it considers hiring additional senior management, to ensure that compensation packages for senior management can include the award of cash bonuses that would be tax deductible by the Company. The Bonus Plan will enable the Company to pay performance-based cash bonuses to certain key senior executives of the Company while preserving, if necessary, the Company's tax-deduction with respect to the payment thereof.

    The Bonus Plan has been adopted by a unanimous vote of the Board of Directors, effective for the performance periods commencing on or after April 26, 1997, subject to approval by the Company's stockholders. Should stockholder approval not be obtained, the Bonus Plan will be void.

    The Board of Directors and its Compensation Committee believe that, as a matter of general policy, the Company's incentive compensation plans should be structured to facilitate compliance with Section 162(m) and avoid a loss of the deduction for executive compensation that exceeds $1 million. Nevertheless, the Board of Directors and the Compensation Committee believe that the Compensation Committee should reserve the right to establish separate annual and other incentive compensation arrangements for otherwise covered executive officers that may not comply with Section 162(m) if it determines, in its sole discretion, that to do so would be in the best interests of the Company and its stockholders.

    The principal terms of the Bonus Plan are summarized below and a copy of the Plan is annexed to this Proxy Statement as Annex A. The summary of the Bonus Plan set forth below is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Bonus Plan to which reference is made.

SUMMARY DESCRIPTION OF THE BONUS PLAN

    The purpose of the Bonus Plan is (i) to enable the Compensation Committee to design compensation packages for senior management intended to retain and motivate them by providing them with the opportunity to earn annual bonus awards that are based on the extent to which specified performance goals for such performance period have been achieved or exceeded, through their designation as participants in the Bonus Plan for a given performance period (generally, any period used to determine whether the established goals have been attained, which may be one or more fiscal years or portions thereof), and (ii) to structure annual bonus opportunities, if necessary, in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to the Company's chief executive officer and its four other most highly compensated executive officers.

    The Board of Directors has appointed the Compensation Committee to administer the Bonus Plan (in such capacity, the "Plan Committee"). The Plan Committee will have broad administrative authority to, among other things, designate participants, establish performance goals and performance periods (I.E, the period or periods during which participants' performance will be measured), determine the effect of participant termination of employment and "change of control" transactions (as defined in the Bonus Plan, which is the same definition as that set forth in the Incentive Plan) prior to payment of an award, and generally interpret and administer the Bonus Plan.

    The Bonus Plan provides that participants for any given performance period may include any key employee of the Company (including any subsidiary, operating unit or division) who is also an executive officer of the Company, and who is designated as a participant for such period by the Plan Committee. The participants in the Bonus Plan for any given period will be designated by the Plan Committee, in its sole discretion, within the earlier of the first 90 days of each performance period or the date on which 25% of such performance period has been completed (such period, the "Applicable Period"). This determination may vary from period to period, and will be based primarily on the Plan Committee's judgment as to which executive officers are likely to be named executive officers of the Company for proxy purposes as of the end of such performance period, and which are reasonably expected to have compensation in excess of $1 million.

    Within the Applicable Period, the Plan Committee will specify the applicable performance criteria and targets to be used under the Bonus Plan for such performance period which may vary from participant to participant, and will be based on one or more of the following Company, subsidiary, operating unit or division financial performance measures: pre-tax or after-tax net income, operating income, gross revenue (aggregate or "same store"), profit margin, stock price, cash flows or strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. These performance measures or goals may be (i) expressed on an absolute or relative basis, (ii) based on internal targets, (iii) based on comparison(s) with prior performance, (iv) based on comparison(s) to capital, stockholders' equity, shares outstanding, assets or net assets, and/or (v) based on comparison(s) to the performance of other companies. For example, an income-based performance measure could be expressed in a number of ways, such as net earnings per share, or return on equity, or with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as prior year's performance or peer group performance. The Bonus Plan provides that the achievement of such goals must be substantially uncertain at the time they are established and are subject to the Plan Committee's right to reduce the amount of any award payable as a result of such performance as discussed below.

    The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or as a percentage share of a bonus pool to be created under the Bonus Plan, provided that, if a pool approach is used, the total bonus opportunities represented by the percentage share designated for the participants may not exceed 100% of the pool, and the Plan Committee has the sole discretion to reduce (but not increase) the actual bonus awarded under the Plan. The actual bonus awarded to any given participant at the end of a given performance period will be based on the extent to which the applicable financial performance goals for such performance period are achieved as determined by the Plan Committee. The maximum bonus payable under the Plan to any one individual in any one calendar year is $3 million.

    The Board of Directors may at any time amend or terminate the Bonus Plan, provided that (i) without a participant's written consent, no such amendment or termination will adversely affect the annual bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced, (ii) the Board of Directors will be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m)), and (iii) the Board of Directors will submit any Bonus Plan amendments for the approval of the stockholders of the Company if and to the extent such approval is required under
Section 162(m) of the Internal Revenue Code.

NEW PLAN BENEFITS

    No bonus award opportunity has been granted under the Bonus Plan to date and the Compensation Committee has no present intent to award any bonus award opportunities under the Bonus Plan. The Board of Directors and the Compensation Committee are recommending adoption of the Bonus Plan by the stockholders to provide the Compensation Committee with the flexibility, as the Company grows and as it considers hiring additional senior management, as discussed above, to ensure that compensation packages for senior management include the award of cash bonuses that would be tax deductible by the Company. Any award opportunity that may be granted in the future under the Bonus Plan will be tied to the achievement of performance measurements set by the Plan Committee at the beginning of the fiscal year or, if awards are based upon a portion of a fiscal year, within the period required under the Bonus Plan. Achievement of those performance measurements will not be determinable until after the end of the relevant fiscal year (or portion thereof), and, in addition, will be subject to the Plan Committee's determinations regarding the extent of any reduction adjustments that will be applied which likewise are not determinable until after the end of any such fiscal year (or portion thereof). Thus, the amounts that will be paid under the Bonus Plan with respect to any fiscal year (or portion thereof) are not currently determinable. However, as stated in the Plan description, the bonus that may be payable under the Bonus Plan to any individual participant in any calendar year cannot exceed $3 million.

FEDERAL TAX CONSEQUENCES

    The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Bonus Plan. This discussion is intended for the information of stockholders of the Company considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Bonus Plan.

    Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received under the Bonus Plan in the year of such receipt. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the participant's total compensation is below the Section 162(m) limit or the Bonus Plan satisfies the requirements of Section 162(m) of the Internal Revenue Code. It is the Company's intention that the Bonus Plan be adopted and administered in a manner that maximizes the Company's deductibility of compensation under Section 162(m) of the Internal Revenue Code.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the adoption of the Bonus Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE BONUS PLAN.

                                   PROPOSAL 3

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Upon recommendation of the Audit Committee of the Board of Directors, and subject to ratification by the stockholders, the Board of Directors has appointed Price Waterhouse LLP as independent public accountants to examine the Company's consolidated financial statements for the fiscal year ending April 25, 1998. Price Waterhouse LLP has served as the Company's independent accountants since its formation in October 1994. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company's independent accountants.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS TO EXAMINE THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE 1998 FISCAL YEAR.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any proposal to be presented by a stockholder at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than May 12, 1998, so that it may be considered by the Company for inclusion in its Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this Proxy Statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                                                         ANNEX A

                          U.S. OFFICE PRODUCTS COMPANY

                           SECTION 162(M) BONUS PLAN

    1. PURPOSE. The purpose of this Section 162(m) Bonus Plan (the "Plan") of U.S. Office Products Company (the "Company") is (i) to retain and motivate key senior executives of the Company who have been designated as Participants in the Plan for a given Performance Period, by providing them with the opportunity to earn bonus awards that are based on the extent to which specified performance goals for such Performance Period have been achieved or exceeded; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, (or any successor section) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees.

    2. DEFINITIONS. As used in the Plan, the following terms shall the meanings set forth below:

        (a) "Annual Base Salary" shall mean the amount of base salary paid to a Participant (including amounts of base salary payable to such Participant but deferred pursuant to the Company's Executive Deferred Compensation Plan) for a given year, unless the Plan Committee specifies otherwise at the time that the Participant's award opportunity for a given Performance Period is established.

        (b) "Applicable Period" shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term "Applicable Period" shall be deemed amended accordingly.

        (c) "Board" shall mean the Board of Directors of the Company as constituted from time to time.

        (d) "Cause" shall mean "cause" as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement, where the Participant: (i) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures the Company or its direct or indirect subsidiaries; (ii) breaches any other material provision of any agreement between the Participant and the Company or a subsidiary of the Company relating to the Participant's employment or breaches any fiduciary duty to the Company or its direct or indirect subsidiaries; (iii) fails, refuses or neglects to timely perform any material duty or obligation relating to his position; (iv) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its direct or indirect subsidiaries or any general policy or directive of the Company or its direct or indirect subsidiaries communicated in writing to the Participant; or (v) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony.

        (e) "Change of Control" shall have the same meaning as set forth in the U.S. Office Products Company Amended and Restated 1994 Long-Term Incentive Plan, as amended from time to time (the "1994 LTIP").

        (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (g) "Committee" or "Plan Committee" shall mean the committee of the Board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an "outside director" within the meaning of
    Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

        (h) "Company" shall mean U.S. Office Products Company, a corporation organized under the laws of the State of Delaware, and any successor thereto.

        (i) "Disability" shall mean "disability" as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or if there shall be no such agreement, as defined in the Company's long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant's becoming physically or mentally incapacitated and consequent inability for a period of 120 days in any twelve consecutive month period to perform his duties to the Company.

        (j) "Executive Officer" shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, in each case as amended from time to time.

        (k) "Individual Award Opportunity" shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Plan Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of this Plan.

        (l) "Negative Discretion" shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or (ii) to increase the amount otherwise payable to any other Participant.

        (m) "Participant" shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is an Executive Officer of the Company and who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

        (n) "Performance Period" shall mean any period commencing after April 26, 1997 for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

        (o) "Plan" or "Section 162(m) Plan" shall mean the U.S. Office Products Company Section 162(m) Bonus Plan as set forth in this document, and as amended from time to time.

        (p) "Retirement" shall mean any termination of employment with the Company and its subsidiaries (other than a termination by the Company (or any of its subsidiaries) for Cause) that (i) occurs upon or after attainment of age 65, and (ii) is approved in writing as a "Retirement" event for purposes of this Plan by (or pursuant to procedures established by) the Plan Committee.

    3.  ADMINISTRATION.

        (a) GENERAL. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company's Chief Executive Officer:

            (i) to designate (within the Applicable Period) the Participants in the Plan and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

            (ii) to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

           (iii) to determine and certify the bonus amounts earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

            (iv) to decide (within the Applicable Period) any issues that are not resolved under the express terms of the Plan relating to the impact on the bonus awards for such Performance Period of
                 (A) a termination of employment (due to death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause), provided, in each case, that no payment shall be made for any given Performance Period prior to the time that the Plan Committee certifies, pursuant to Section 6(c)(i) below, that the applicable performance goals for such Performance Period have been met or (B) a Change of Control;

            (v) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee's election as well as elective deferrals at the election of Participants;

            (vi) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

           (vii) to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

          (viii) to otherwise supervise the administration of the Plan.

    It is intended that all amounts payable to Participants under the Plan who are "covered employees" within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed.

        (b) BINDING NATURE OF COMMITTEE DECISIONS. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

        (c) OTHER. No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan. If a Committee member intended to qualify as an "outside director" under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

    4.  PLAN PARTICIPATION.

        (a) ANNUAL PARTICIPANT DESIGNATIONS BY PLAN COMMITTEE. For any given Performance Period, the Plan Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period. Such Participant designations shall be made by the Plan Committee, in its sole and absolute discretion, based primarily on its determination as to which key employees:

           (i) are likely to be Executive Officers of the Company as of the last day of the fiscal year for which the Company would be entitled to a Federal tax deduction for payment of the award in respect of such Performance Period;

           (ii) are reasonably expected by the Plan Committee to have individual compensation for such fiscal year that may be in excess of $1 million, excluding any compensation that is grandfathered for
               Section 162(m) purposes or is otherwise excluded for Section 162(m) purposes based on an existing or other "performance-based" plan other than this Plan; and

           (iii) are reasonably expected by the Plan Committee to be "covered employees" for such fiscal year for Section 162(m) purposes,

    and such other consideration as the Committee deems appropriate, in its sole and absolute discretion.

        (b) IMPACT OF PLAN PARTICIPATION. An individual who is a designated Participant in the Section 162(m) Plan for any given Performance Period shall not also participate in the Company's general bonus plans for such Performance Period, if such participation would cause any award hereunder to fail to qualify as "performance-based" under Section 162(m).

    5.  PERFORMANCE GOALS.

        (a) SETTING OF PERFORMANCE GOALS. For a given Performance Period, the Plan Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals shall be based exclusively on one or more of the following financial measures, which may be determined on a Company-wide basis or by subsidiary, division or operating unit:

           (1) pre-tax or after-tax net income,

           (2) operating income,

           (3) gross revenue,

           (4) profit margin,

           (5) stock price,

           (6) cash flow(s),

           (7) 'same store" revenues,

           (8) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders' equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be "substantially uncertain" at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Plan Committee's right to apply Negative Discretion, the amount of the award payable as a result of such performance.

        (b) Impact Of Extraordinary Items Or Changes In Accounting. The measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP and a manner consistent with the methods used in the Company's audited financial statements, without regard to (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Plan Committee decides otherwise within the Applicable Period, or (iii) non-recurring acquisition expenses and restructuring charges.

    6.  BONUS POOLS, AWARD OPPORTUNITIES AND AWARDS.

        (a) SETTING OF INDIVIDUAL AWARD OPPORTUNITIES. At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Plan Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (based, for example, on a designated share of a bonus pool or on a multiple of Annual Base Salary), provided:

           (i) that the designated shares of any bonus pool shall not exceed 100% of such pool; and

           (ii) that the Plan Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

        (b) MAXIMUM INDIVIDUAL BONUS AWARD. Notwithstanding any other provision of this Plan, the maximum bonus payable under the Plan to any one individual in any one calendar year shall be $3.0 million.

        (c) BONUS PAYMENTS. Subject to the following, bonus awards determined under the Plan for a given Performance Period shall be paid to Participants in cash, or, if permitted under the Company's 1994 LTIP, in shares of Company stock or other equity-based awards, as soon as practicable following the end of the Performance Period to which they apply, provided:

           (i) that no such payment shall be made unless and until the Plan Committee, based on the Company's audited financial results for such Performance Period (as prepared and reviewed by the Company's independent public accountants), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

           (ii) that the Plan Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Plan Committee may establish and announce for such Performance Period;

           (iii) that the Plan Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of the later date that the actual bonus awards for such Performance Period are announced, in order to be eligible for an award for such Performance Period;

           (iv) that, within the Applicable Period and subject to Section 6(c)(i) above, the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights of a Participant's death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause; and

           (v) that, within the Applicable Period and subject to Section 3(a)(iv) above, the Committee may adopt such rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights of a Change of Control.

    7.  GENERAL PROVISIONS.

        (a) PLAN AMENDMENT OR TERMINATION. The Board may at any time amend or terminate the Plan, provided that (i) without the Participant's written consent, no such amendment or termination shall adversely affect the bonus rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code), and (iii) the Board shall submit any Plan amendment to the Company's stockholders for their approval if and to the extent such approval is required under Section 162(m) of the Code.

        (b) APPLICABLE LAW. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

        (c) TAX WITHHOLDING. The Company (and its subsidiaries) shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

        (d) NO EMPLOYMENT RIGHT CONFERRED. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant's employment at any time with or without cause or notice.

        (e) IMPACT OF PLAN AWARDS ON OTHER PLANS. Plan awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any subsidiary, unless and except to the extent that the Board or its Compensation Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the

    Company's stockholders for their approval shall be construed as limiting the power of the Board or the Plan Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

        (f) BENEFICIARY DESIGNATIONS. Each Participant shall designate in a written form filed with the Committee the beneficiary (or beneficiaries) to receive the amounts (if any) payable under the Plan in the event of the Participant's death prior to the bonus payment date for a given Performance Period. Any such beneficiary designation may be changed by the Participant at any time without the consent of the beneficiary (unless otherwise required by law) by filing a new written beneficiary designation with the Committee. A beneficiary designation shall be effective only if the Company is in receipt of the designation prior to the Participant's death. If no effective beneficiary designation is made, the beneficiary of any amounts shall be the Participant's estate.

        (g) COSTS AND EXPENSES. All award and administrative costs and expenses of the Plan shall be borne by the Company.

        (h) NON-TRANSFERABILITY OF RIGHTS. Except as and to the extent required by law, a Participant's rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, pursuant to Section 7(f) above, in the event of the Participant's death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of the Participant shall be subject to any obligation or liability of the Participant other than any obligation or liability owed by the Participant to the Company (or any of its subsidiaries).

    8.  EFFECTIVE DATE.

    The Plan was adopted by the Board on August 4, 1997, effective for Performance Periods commencing after April 26, 1997, subject to stockholder approval of the Plan at the 1997 annual shareholders' meeting. No payments shall be made under the Plan prior to the time such stockholder approval is obtained in accordance with applicable law. If approved, the Plan will remain effective until the end of the fiscal year ending on the last Saturday in April 2002, unless the Board terminates the Plan earlier.

                          U.S. OFFICE PRODUCTS COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 7, 1997

    Revoking all prior proxies, the undersigned, a stockholder of U.S. OFFICE PRODUCTS COMPANY (the "Company"), hereby appoints Jonathan J. Ledecky, Donald H. Platt and Mark D. Director, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock, par value $.001 per share (the "Common Stock"), of the undersigned in the Company at the Annual Meeting of Stockholders of the Company to be held in the Ballroom of the Willard Intercontinental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20005 on October 7, 1997 at 10:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

1.  Election of Directors             / /  FOR all nominees listed below          / /  WITHHOLD AUTHORITY to vote for
                                      (Except as marked to the contrary below)        all nominees listed below

Nominees: Jonathan J. Ledecky, Timothy J. Flynn, Thomas I. Morgan, Jack L. Becker, Jr., David C. Gezon, Milton H. Kuyers, Allon H. Lefever, Edward J. Mathias, Clifton B. Phillips, and John A. Quelch

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
- --------------------------------------------------------------------------------

2. Approval of adoption of the U.S. Office Products Company Section 162(m) Bonus Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Ratification of the appointment of Price Waterhouse LLP as the independent public accountants to examine the Company's consolidated financial statements for the fiscal year ending April 25, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                        (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 and 3.

    Please sign exactly as name appears below.

    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED
                                    ENVELOPE
                                            Dated ________________________, 1997
                                            ____________________________________
                                                        (Signature)
                                            ____________________________________
                                                (Signature if held jointly)

                                            / /  PLEASE CHECK HERE IF YOU PLAN
                                                 TO ATTEND THE ANNUAL MEETING.